UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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SPARTANNASH COMPANY
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK DISANTO

JOHN E. FLEMING

MICHAEL J. LEWIS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

Item 1: On May 9, 2022, the Investor Group issued an Investor Presentation titled “Our Solution to Create Value for Long-Suffering SpartanNash Shareholders,” a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: On May 10, 2022, the Investor Group issued the following press release:

Macellum and Ancora Release Presentation Regarding the Urgent Need for Boardroom Change at SpartanNash

Investor Group is Seeking to Replace Three Extremely Long-Tenured Directors with its Three Highly Qualified and Independent Candidates, Who Collectively Possess Capital Markets Acumen, Corporate Governance Experience and Vast Sector Expertise

Urges Shareholders to Vote for the Investor Group’s Three-Member Slate on the WHITE Proxy Card

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”), today issued a presentation that details the urgent case for change in the Company’s boardroom and summarizes its three director candidates' superior qualifications relative to three long-standing incumbents. As a reminder, the Investor Group has nominated three highly qualified and independent candidates for election to SpartanNash’s Board of Directors at the 2022 Annual Meeting of Shareholders. The Investor Group is seeking to replace three very long-tenured directors who have presided over exceedingly poor capital allocation decisions, corporate governance policies, financial and operating results, and succession planning.

CLICK HERE TO DOWNLOAD AND VIEW THE INVESTOR PRESENTATION

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Vote on the WHITE Proxy Card to Elect the Investor Group’s Aligned and Qualified Nominees

Contact Info@SaratogaProxy.com With Questions About How to Vote

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Greg Marose / Casie Connolly, 646-386-0091
macellum@longacresquare.com